REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Northern Funds:

In planning and performing our audits of the financial statements of Northern Funds, including the schedules of investments for Growth Equity Fund, Growth Opportunities Fund, Income Equity Fund, International Growth Equity Fund, Large Cap Value Fund, Mid Cap Growth Fund, Select Equity Fund, Small Cap Growth Fund, Small Cap Index Fund, Small Cap Value Fund, Stock Index Fund, Technology Fund, Arizona Tax-Exempt Fund, California Intermediate Tax-Exempt Fund, California Tax-Exempt Fund, Fixed Income Fund, Florida Intermediate Tax-Exempt Fund, Global Fixed Income Fund, High Yield Fixed Income Fund, High Yield Municipal Fund, Intermediate Tax-Exempt Fund, Short-Intermediate Tax-Exempt Fund, Tax-Exempt Fund, U.S. Government Fund, California Municipal Money Market Fund, Money Market Fund, Municipal Money Market Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund for the year ended March 31, 2005, except for Mid Cap Index Fund and International Equity Index Fund, whose financial statements were for the period from March 22, 2005 (commencement of operations) through March 31, 2005, (on which we have issued our reports dated May 12, 2005), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2005.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Northern Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/DELOITTE & TOUCHE, LLP
Chicago, Illinois
May 13, 2005